CERTIFICATE OF AMENDMENT OF
                        CERTIFICATE OF INCORPORATION OF
                            IMMUNOTHERAPEUTICS, INC.

ImmunoTherapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of ImmunoTherapeutics, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the introductory paragraph to the Fourth Article of the Certificate of Incorporation of this corporation be hereby amended to read as follows:

"The total number shares of capital stock of all classes which the Corporation shall have authority to issue is fifty-million-five-hundred-thousand (50,500,000) shares of which fifty-million (50,000,000) shares, of a par value of $.001 per share, shall be of a class designated "Common Stock," and five-hundred-thousand (500,000) shares of a par value of $.05 per share, shall be of a class designated "Preferred Stock".

Be it further

RESOLVED, that except as expressly amended, the Fourth Article of the Certificate of Incorporation of this corporation shall hereby remain in effect as heretofore set forth and shall be unchanged in any respect by any provision hereof.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the state of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said ImmunoTherapeutics, Inc. has caused this certificate to be signed by Gerald Vosika, its President, and Harold Rotunda, its Secretary, this 9th day of June, 1993.

ImmunoTherapeutics, Inc.

By:       /s/ Gerald Vosika
              President

Attest:   /s/ Harold Rotunda
              Secretary